Exhibit 99.1

FOR IMMEDIATE RELEASE

American Picture House Corporation Secures $100 Million Equity Line of Credit from RH2 Equity Partners to Accelerate Growth and Film Slate Expansion

Cary, NC – September 19, 2025 – American Picture House Corporation (OTCQB: APHP) (“American Picture House” or the “Company”), an independent film finance and production company, today announced that it has entered into a $100 million Equity Line of Credit (“ELOC”) Agreement and a Registration Rights Agreement with RH2 Equity Partners, L.P. (the “Investor”).

The ELOC, executed on September 15, 2025 with an effective date of September 12, 2025, provides the Company with the right, but not the obligation, to sell up to $100 million of newly issued shares of its common stock to RH2 Equity Partners over a 24-month period, subject to certain limitations. Proceeds from the facility may be used for general corporate purposes, including working capital, project development, production financing, and other strategic initiatives.

“This financing agreement represents a major step forward for American Picture House,” said Bannor Michael MacGregor, Chief Executive Officer of American Picture House. “The ELOC provides us with flexible and scalable access to capital to expand our film slate, pursue high-quality content opportunities, and strengthen our balance sheet as we prepare for a planned uplisting to a national exchange. With this partnership, we have the ability to move quickly when opportunities arise, while maintaining control over when and how we draw capital.”

MacGregor added: “This is about creating optionality. With this $100 million ELOC in place, we can accelerate development on projects already in our pipeline, pursue strategic co-productions, and enhance our ability to distribute content globally. We believe this facility will allow us to deliver greater value to our shareholders while advancing our vision of building a premier independent film finance and production platform.”

Richard Hawkins, Partner at RH2 Equity Partners, stated: “Our team’s background as film producers gives us a unique perspective to support American Picture House. This ELOC offers flexible, issuer-friendly terms that position the company for long-term success as it builds its film slate and market presence.”

The Company was advised by Enclave Capital LLC, which will serve as Placement Agent in connection with the transaction.

About American Picture House Corporation

American Picture House Corporation (OTCQB: APHP) is an independent film finance and production company focused on producing, acquiring, and distributing high-quality feature films and related media content. The Company seeks to leverage its industry relationships, creative talent, and financial structuring expertise to build a diverse slate of projects for worldwide audiences.

About RH2 Equity Partners

RH2 Equity Partners is a strategic investment firm specializing in structured financing and recapitalization solutions for emerging public companies. The firm supports issuers through a range of tailored capital structures including Equity Lines of Credit (ELOCs), Structured Debt Settlement and Equity Programs, and registered offering participation under Regulation A and S1. RH2 provides not only capital but also hands-on support for compliance, corporate governance, and public market readiness. Its platform is designed to resolve legacy challenges, restore balance sheets, and enable sustainable access to growth capital without reliance on toxic structures or short term lending. RH2 is uniquely equipped to prepare and file Regulation A offerings using a proprietary documentation process that helps issuers raise institutional capital quickly and efficiently.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s ability to access capital under the ELOC, its financing and growth strategies, planned uplisting, and anticipated benefits of the transaction. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including risks related to market conditions, the Company’s ability to satisfy the conditions under the ELOC, regulatory requirements, the development and success of film projects, and other factors described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Contact:

Investor Relations

American Picture House Corporation

Tel: 1-877-416-5558

Email: info@americanpicturehouse.com